FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.

Name and Address of Company:

AURIZON MINES LTD.
Suite 900 – 510 Burrard Street
Vancouver, BC
V6C 3A8

Item 2.

Date of Material Change:

September 30, 2005

Item 3.

News Release

News release issued pursuant to section 7.1 of National Instrument 51-102 on
September 30, 2005, via CCN Matthews – Canada & U.S. Distribution (copy attached).

Item 4.

Summary of Material Change

Aurizon Mines Ltd. (TSX:ARZ; AMEX:AZK) has received a positive Updated Feasibility Study prepared by Roscoe Postle Associates Inc. (“RPA”) for its Casa Berardi Project located in northwestern Quebec, Canada, integrating the results from the January 2005 Feasibility Study, based on reserves above 700 metre level, and the January 2005 resource estimate, based on resources below 700 metre level.  The Updated Feasibility Study has incorporated into the updated mine plan, the higher grade gold mineralization below 700 metres in Zone 113.

Item 5.

Full Description of Material Change:

See news release attached hereto for full description of Material Change.

Aurizon Mines Ltd.
Material Change Report

Item 6.

Reliance on Section 7.1(2) or (3) of National Instrument 51-102:

N/A

Item 7.

Omitted Information:

None

Item 8.

Executive Officers

David P. Hall, Chairman, President & Chief Executive Officer
Ian S. Walton, Executive Vice President and Chief Financial Officer
Telephone:  (604) 687-6600
Telecopier:  (604) 687-3932

Item 9.

Date of Report

October 4, 2005

“Signed”

Ian S. Walton, Executive Vice-President
& Chief Financial Officer